Exhibit 99.1

HOLD IMMEDIATE RELEASE

Company Contacts:

Corporate Communications: Ed Rebello, 510/572-6603, e-mail: ed.rebello@lamresearch.com

Investor Relations: Shanye Hudson, 510/572-4589, e-mail: shanye.hudson@lamresearch.com

Lam Research Corporation Announces Retirement of Chairman, James W. Bagley; Stephen G. Newberry Appointed his Successor

FREMONT, Calif., August 30, 2012 —Lam Research Corporation (NASDAQ: LRCX) today announced that James W. Bagley, who has served as the company’s chairman of the board of directors for the last 15 years, has decided to retire from the industry, including his position on Lam’s board, effective as of the company’s annual meeting of stockholders which will be held on November 1, 2012. The board appointed Lam’s current vice-chairman, Stephen G. Newberry, to succeed Bagley as chairman upon Mr. Newberry’s reelection to the board at the annual meeting.

“My tenure at Lam Research has been the highlight of my career. The executives and employees that I have worked with over the past 16 years have been the most inspired and dedicated people I have had the privilege to lead,” Bagley said.

Commenting on Bagley’s retirement, Newberry stated, “It has been both a pleasure and a privilege to work alongside Jim for nearly three decades. He is an icon in our industry. During his tenure as Lam’s CEO from 1997 through 2005, Jim was responsible for transforming Lam Research into a premier semiconductor capital equipment company. In particular, he pioneered the introduction of an outsourced business model to more effectively manage costs across industry cycles; and propelled Lam to the leading market share position in etch. On behalf of the company, I extend a sincere thanks to Jim for his service and contribution. We wish him every happiness and fulfillment in his personal and philanthropic pursuits.”

“As a leader, Jim has been an inspiration to me and to Lam’s entire employee population,” said Martin Anstice, Lam’s president and chief executive officer. “The mission, vision, and core values, established under Jim’s leadership in 1998, remain virtually unchanged today and continue to exemplify our strong corporate culture which is centered on the principle that the customer comes first in our thinking and decision making. While Jim’s presence will be sorely missed at Lam, his spirit will continue to inspire us well into the future,” said Anstice.

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LAM RESEARCH ANNOUNCES RETIREMENT OF CHAIRMAN……………….Page 2 of 2

Lam Research Corporation is a major supplier of innovative wafer fabrication equipment and services to the worldwide semiconductor industry. For more than 30 years, the Company has driven continuous improvements in chip performance, power consumption, and cost, contributing to the global proliferation of smartphones, computers, tablets, and other electronic products. Lam Research has been the leading supplier of high-throughput plasma etch equipment for more than a decade and expanded its product offerings in 2008 to include single-wafer clean systems. The Company added thin-film deposition and wafer surface preparation technologies to its product portfolio in 2012 with the acquisition of Novellus Systems, Inc. Headquartered in Fremont, Calif., Lam Research maintains a global network of service facilities throughout North America, Asia, and Europe to rapidly meet the needs of its global customer base. It is an S&P 500® company and NASDAQ-100® company whose common stock trades on the NASDAQ Global Select Market(SM) under the symbol LRCX. For more information, please visit www.lamresearch.com.

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